Exhibit 10.3

TRADEMARK ASSIGNMENT

AND

CO-EXISTENCE AGREEMENT

Between

GORDON BIERSCH BREWING

COMPANY

And

GB ACQUISITION, INC.

Dated as of December 10, 1999

i

3.02	Covenants by GBC	12
	a. Use/Registration of Brewery Marks	12
	b. No Use/Registration of Composites or Co-Branding	12
	c. No Brand Extension	12
	d. Disclosure of Recipes	12
	e. No Challenge to Ownership/Validity	12
	f. Distribution of Draft Product in MSA	12
	g. Distribution of Bottled Product in MSA	13
	h. Non-disclosure of Confidential and Proprietary Information	13
	i. Use of Garlic Fries Recipe	13
	j. Use of Marks for Concession Business	13
	k. Use of Marks on Point-of-Sale Materials for Concession Business	13
	1. Quality of Brewery Business	13
	m. Licenses/Permits	13
	n. No objection to Trade Name	13
	o. No challenge to Restaurant Marks for Restaurant Business	14
3.03	Mutual Covenants	14
3.04	Assignment	17
3.05	Ownership	17
3.06	WebSite	17

Article 4	BRAND MANAGEMENT COUNCIL	18

Article 5	Infringement Proceedings	18
5.01	Transferability	18

Article 6	ARBITRATION	19

Article 7	TERM	19
7.01	Term	19
7.02	Specific Performance	19

Article 8	CONFIDENTIAL AND PROPRIETARY INFORMATION	20

Article 9	MISCELLANEOUS PROVISIONS	20
9.01	Notices	20
9.02	Successors-in-Interest	21
9.03	No Partnership or Joint Venture	21
9.04	Counterparts	21
9.05	Captions	21
9.06	Severability	21
9.07	Waivers	21
9.08	Entire Agreement	22
9.09	Amendments	22
9.10	Governing Law	22
9.11	Covenant of Further Assurances	22

ii

9.12	Survival	22
9.13	Third Party Beneficiaries	22
9.14	Publicity	22
9.15	Consents, Approvals and Requests	22

EXHIBITS

EXHIBIT A	–	EXHIBITS BREWERY MARKS
EXHIBIT B	–	MARKS
EXHIBIT C	–	RESTAURANT MARKS
EXHIBIT D	–	FORM OF ASSIGNMENT FOR RECORDATION
EXHIBIT E	–	PRODUCT GUIDELINES AND SPECIFICATIONS/RECIPES
EXHIBIT F	–	AGREEMENTS

iii

AGREEMENT

This ASSIGNMENT and CO-EXISTENCE AGREEMENT, (this “Agreement”), dated December 10, 1999 (the “Effective Date”), is by and between Gordon Biersch Brewing Company, Inc., a California corporation (“GBC”), 2960 W. Sahara Avenue, Suite 200, Las Vegas, Nevada 89102 and GB Acquisition, Inc., a Tennessee corporation (“Big River”). 100 East 10th Street, Suite 600, Chattanooga, Tennessee 37402 (each individually a “Party”; collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties entered into an Asset Purchase Agreement dated September 28, 1999 pursuant to which GBC has agreed to sell, transfer and assign to Big River all of the assets relating to GBC’s Restaurant Business, and Big River has agreed to acquire all of the assets relating to GBC’s Restaurant Business; and

WHEREAS, Big River desires to acquire from GBC all right, title and interest in, to and under the Restaurant Marks exclusively for use in the Restaurant Business, and the goodwill associated with the Restaurant Business and Promotional Goods and Services in the Territory; and

WHEREAS, GBC desires to obtain Big River’s consent to use the Restaurant Marks and Brewery Marks on or in connection with the Concession Business and Promotional Goods and Services within the Territory; and

WHEREAS, the Parties believe that there is no likelihood of confusion between the Brewery Marks and Restaurant Marks, provided that the Brewery Marks and Restaurant Marks are used and registered in connection with the Brewery Business and the Restaurant Business in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS.

1.01 Affiliate shall mean any person or entity of any kind effectively controlling, effectively controlled by or under common control with a Party.

1.02 Brand Management Council shall refer to the joint administrative body composed of representatives of GBC and Big River, as more fully described in Article 4.

1.03 Brewery shall mean, without limitation, any facility used by GBC to manufacture the Product in accordance with this Agreement.

1.04 Brewery Business shall mean without limitation, beer brewed in accordance with the Recipes under this Agreement, beer brewing services, beer bottling, beer kegging and beer distribution services, malt beverages, other beverages, food that is distributed outside the Restaurants, in accordance with Section 3.02(p), bottled or brewed beverages of any kind, alcoholic beverages, alcohol products or services, any product or service intended for use in connection with beverages or alcoholic beverages, and Promotional Goods and Services related to the foregoing, and the Concession Business, all of the foregoing as conducted under the Brewery Marks in all trade channels outside the Restaurants.

1.05 Brewery Marks shall mean those Marks set forth on Exhibit A and Exhibit B3-B4, and, with respect to the Brewery Business, those Marks set forth on Exhibit B-5.

1.06 Concession Business shall mean the sale of beer under the Brewery Marks and the sale of GORDON BIERSCH GARLIC FRIES® fried potatoes, and no other products under the Restaurant Marks without Big River’s permission, through concessions, including without limitation stands, booths, bars and kiosks in sports arenas, stadiums, coliseums, ski resorts, universities, airports, public parks, zoos, and other sports, recreation and entertainment facilities, in all instances excluding restaurants.

1.07 Confidential and Proprietary Information shall mean this Agreement, the Recipes, and any information relating to technical, marketing, product and/or business affairs which is disclosed in the course of this Agreement and which is clearly designated as “confidential” or “proprietary” by the disclosing party, including trade secrets relating to each Party’s food or beverage products or services, software research and developments, inventions, processes, formulae, techniques, methods, procedures, designs or other technical and business information. Confidential and Proprietary information shall not include any information which (1) becomes generally available to the public without breach of this Agreement, (2) except for Exhibit E regarding the Recipes, is in the possession of one Party prior to its disclosure by the other Party as evidenced by records kept in the ordinary course of business or by proof of actual possession or (3) becomes available from a third party not in breach of any obligations of confidentiality or any legal, fiduciary or ethical disclosure restraints.

1.08 Marks shall refer to all registered and unregistered trademarks, service marks, trade dress, logos, slogans, brands and designs, trade names, Internet domain names, keywords, metatags and hyperlinks and any other designation of source used to identify and distinguish the Restaurant Business and the Brewery Business, or any combination thereof, owned or used by GBC prior to the Effective Date, including, without limitation, those set forth on Exhibit B.

1.09 Metropolitan Statistical Area (MSA) shall refer to a geographic area with a population of at least 500,000 and consisting of one or more counties, or a statistically equivalent area, as designated and defined by the Federal Office of Management and Budget and meeting the official published standards of population and metropolitan character. In the six New England states (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont), cities and towns (rather than counties) are used as the component geographic units.

1.10 Product shall mean the alcoholic malt beverages which are brewed by the Parties pursuant to this Agreement in accordance with the (i) the Recipes, product specifications and guidelines attached hereto as Exhibit E; (ii) the German Purity Law (Reinheitsgebot), unless otherwise amended by the Parties in writing; (iii) and, initially, in the following styles, as may be amended by the Parties from time to time: Pilsner, Märzen, Blonde Bock, Winterbock, Festbier, Hefeweizen, Maibock, Dunkels, Dunkel Weizen, and Export.

1.11 Point-of-Sale Material shall mean without limitation, coasters, displays, table cards, bar cards, signage, napkins and ashtrays.

1.12 Promotional Goods and Services shall mean without limitation, wearing apparel, namely shirts, t-shirts, sport shirts, hats and caps, and glassware and the concession facilities to which the Marks are affixed, and any other goods or services, including promotional events, sold, distributed or provided exclusively to advertise and promote the Restaurant Business and/or the Brewery Business.

1.13 Recipes shall mean without limitation all formulae, recipes, product specifications, brewing processes, trade secrets, know-how and scientific and technical information necessary for the manufacture of an alcoholic malt beverage having the taste, color, makeup, character and product profile corresponding to the beers under the Marks and the product specifications for manufacturing GORDON BIERSCH GARLIC FRIES® both as listed on Exhibit E. The Recipes may be amended or supplemented from time to time in the future.

1.14 Restaurant Business shall mean restaurant table dining and bar services featuring food and beer brewed under the Restaurant Marks and Recipes on the premises and rendered in an upscale and casual dining atmosphere, catering services, preparation and sale of deep fried potatoes and Promotional Goods and Services and Point-of-Sale Material related to the foregoing, excluding the Brewery Business and the Concession Business.

1.15 Restaurants shall mean the premises where restaurant and bar dining services are rendered, which feature Product brewed under the Restaurant Marks in accordance with this Agreement.

1.16 Restaurant Marks shall mean those Marks set forth on Exhibit B-6, Exhibit C, and, with respect to the Restaurant Business, those Marks set forth on Exhibit B-5, and any other marks associated exclusively with the Restaurant Business.

1.17 Territory shall mean the world.

1.18 Trade Dress shall mean those Marks set forth on Exhibit B-3 to B-6.

1.19 Web Site shall be defined as the web site under the Internet Domain Name “gordonbiersch.com” operated by GBC on the Effective Date.

1.20 Web Site Content shall include, without limitation, all of the Web Site contents, including without limitation, hypertext markup language or HTML files, text, graphics, graphics files in any file format, images, artwork, audio files, audiovisual materials, and electronic commerce and database applications which are contained in the Web Site source code and object code, technology, methods, techniques, software, algorithms, electronic commerce and database applications, and all copyrights, trademark rights, patent rights and any other intellectual property rights thereto owned by GBC and used by GBC solely in connection with the Web Site on the Effective Date.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES.

2.01 By Big River. In addition to the covenants made in Articles 3 and 4, in order to induce GBC to execute this Agreement, Big River represents and warrants that:

(1)	subject to the receipt of the Recipes and product specifications attached hereto as Exhibit E, Big River is in possession of (or will acquire) and will use all necessary ability, knowledge, know-how and methods of production to brew, sell and serve beer in accordance with the terms and conditions of this Agreement;

(2)	Big River has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution, delivery and performance of this Agreement has been duly authorized by Big River;

(4)	Big River is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets and the transaction of the Restaurant Business and the business of the character transacted by it and contemplated by this Agreement, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

(5)	Big River is in compliance with all applicable Federal, state and local laws and regulations pertaining to the Restaurant Business and its obligations under this Agreement, except where the failure to be so compliant would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.

2.02 By GBC. In addition to the covenants made in Articles 3 and 4, in order to induce Big River to execute this Agreement, GBC represents and warrants that:

(1)	GBC has full legal title to the Marks in the United States free and clear of any liens or encumbrances and, to its knowledge, of any right or interest of others therein, direct or contingent, except as set forth on Exhibit B;

(2)

Exhibit B sets forth the Marks under which GBC presently conducts the Restaurant Business and the Brewery Business. However, Exhibit B does not necessarily include all of the Marks or trade dress used in advertising, packaging and labeling materials for the Product, which Brewery Marks and trade dress will be made available to Big River solely for use in connection with Point-of-Sale Materials for Product brewed under the Restaurant Marks in the Restaurants;

(3)	GBC is the owner of the Recipes, and there are no existing process patents with respect thereto;

(4)	GBC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(5)	except as set forth on Exhibit F, GBC is not a party to any other contract, agreement or understanding, written or oral, that will be assumed by Big River (with the exception of agreements with respect to the Concession Business listed on Exhibit F, which will not be assumed by Big River) pursuant to the Asset Purchase Agreement and which materially affects the manufacture, promotion, marketing or sale of beer under the Marks in the Territory;

(6)	the execution, delivery and performance of this Agreement has been duly authorized by GBC;

(7)	GBC is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets and the transaction of the Brewery Business, and the business of the character transacted by it and contemplated by this Agreement, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement; and

(8)	GBC is in compliance with all applicable Federal, state and local laws and regulations pertaining to the Brewery Business and it obligations under this Agreement, except where the failure to be so compliant would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.

ARTICLE 3 CERTAIN COVENANTS.

3.01 Covenants by Big River.

Big River covenants and agrees that, except as otherwise expressly provided for herein, it:

(a)	shall not use or seek to register the Restaurant Marks or any confusingly similar trademark, service mark, trade dress, Internet Domain name, or similar electronic designation of address, in connection with the Brewery Business, or any products or services closely related thereto, except as expressly provided for herein;

(b)	shall never use or seek to register the Brewery Marks in close connection with the Restaurant Marks or any other marks owned by Big River or any third party marks so as to convey the impression of a unitary or composite mark, or otherwise “co-brand” the Restaurant Marks with any third party marks, except as expressly provided for in this Agreement;

(c)	shall not sell or serve any draft or bottled beer not brewed in accordance with the Recipes in a manner likely to confuse or mislead customers to believe that such beer is Product or beer brewed under the Restaurant Marks. Big River shall not affix the Restaurant Marks to any beer other than beer brewed in accordance with Recipes. In addition, Big River shall display bottled beer bearing the Brewery Marks of GBC in the Restaurants of the styles which Big River is brewing in the Restaurants;

(d)	shall not expand its use of the Restaurant Marks beyond the scope of Restaurant Business without GBC’s prior written consent;

(e)	shall not challenge or contest the ownership or validity of, or knowingly facilitate the violation, infringement or dilution by others of (1) the Brewery Marks as used and registered in connection with the Brewery Business in accordance with the terms and conditions of this Agreement; or (2) the Gordon Biersch Website Content associated with the Brewery Business, as used and registered in connection with accordance with the terms and conditions of this Agreement;

(f)	shall brew and sell in the Restaurants, at its choice, at least three of the following four Product styles: Märzen, Pilsner, Blond Bock and Export;

(g)	may provide written notice to GBC within ninety (90) days of the scheduled opening of a Restaurant;

(h)	shall use its best efforts to promote and support the Restaurant Business, and educate and train Restaurant personnel to brew, sell and serve the Product; provided that Big River shall not use the Web Site to promote and support the Brewery Business under the Brewery Marks without GBC’s written permission. In addition, Big River shall not use the Restaurant Marks in advertising and promotional materials to promote and advertise any business other than the Restaurant Business. Big River shall not use the Web Site to promote or sell any goods or services other than the goods and services associated with the Restaurant Business;

(i)

shall keep confidential and secret and shall not disclose or make available the Confidential and Proprietary Information, directly or indirectly to anyone other than its own employees. Only the employees of Big River who are required to know the details of the Confidential and Proprietary information to enable Big River to perform its obligations hereunder shall receive such details. Each such employee shall have entered into a secrecy agreement with Big River in which he or she agrees to keep the Confidential and Proprietary Information secret;

(j)	shall not conduct any Brewery Business under the Restaurant Marks, or Concession Business under the Restaurant Marks, or allow any third party to do so in the Territory;

(k)	shall brew Product exclusively under the Restaurant Marks in the Territory solely on the premises of Restaurants in the Territory; provided, however that Big River may (1) transfer Product brewed in the Restaurants between the Restaurants or (2) brew Product for use in the Restaurants exclusively in other locations which shall be operated by Big River or GBC. Big River shall not contract with or permit any third party to brew Product. Big River may also conduct events outside the Restaurants solely for marketing and promotion of the Restaurant Business or the Brewery Business. Notwithstanding the foregoing, Big River shall not regularly conduct any Brewery Business outside the Restaurants under the Restaurant Marks.

(l)	shall not object to GBC’s use of the Brewery Marks in connection with the Brewery Business conducted outside the Restaurants under the Brewery Marks, including brewing, bottling and kegging various beers for sale through trade channels outside the Restaurants;

(m)	shall operate the Restaurant Business in a manner that conforms at least to the greater level of quality exemplified by (1) the past practices of GBC or (2) the then-current use of the Brewery Marks by GBC in the Brewery Business, and otherwise in a manner consistent with the image, goodwill and reputation symbolized and associated with the Brewery Marks and GBC; and

(n)	Big River shall obtain all applicable permits and licenses in connection with its obligations under this Agreement, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.

3.02 Covenants by GBC. GBC covenants and agrees that, except as expressly provided herein, it:

(a)	shall not use or seek to register the Brewery Marks or any confusingly similar trademark, service mark, trade dress, Internet Domain name, or similar electronic designation of address, in connection with the Restaurant Business, or any products or services closely related thereto, except as expressly provided for herein. Nothing herein shall preclude GBC from serving Product in glassware bearing the Brewery Marks, or using the Brewery Marks in the Concession Business; provided, however, that in no event will such Concession Business service be rendered on or in close proximity to the premises of any Restaurant;

(b)	shall never use or seek to register the Restaurant Marks in close connection with the Brewery Marks or any third party marks so as to convey the impression of a unitary or composite mark, or otherwise “co-brand” the Brewery Marks with any third party marks;

(c)	shall not expand its use of the Brewery Marks beyond the scope of the Brewery Business without Big River’s prior permission and approval;

(d)	GBC shall disclose in writing to Big River promptly after the Effective Date the Recipes in existence as of the Effective Date;

(e)	shall not challenge or contest the ownership or validity of, or knowingly facilitate the violation, infringement or dilution by others of (1) the Restaurant Marks as used and registered in accordance with the terms and conditions of this Agreement; (2) the Gordon Biersch Website Content associated with the Restaurant Business as used and registered in accordance with the terms and conditions of this Agreement; or (3) the GORDON BIERSCH GARLIC FRIES® Recipe. GBC shall not use the Web Site to promote or sell any goods or services other than those associated with the Brewery Business;

(f)	shall use commercially reasonable efforts to offer draft beer for sale under the Brewery Marks in one of the styles brewed by Big River in any United States Metropolitan Statistical Area (“MSA”) in which a Restaurant is opened and in which Product has not previously been offered for sale within (6) months of the opening date of any such Restaurant; provided that Big River provides GBC notice of such opening in accordance with 3.01 (g) and 9.01. If Big River does not provide notice of such opening in accordance with 3.01 (g) and 9.01, then GBC shall have (9) months from the date of a Restaurant opening to offer draft beer for sale under the Brewery Marks in one of the styles brewed by Big River in any United States Metropolitan Statistical Area (“MSA”) in which Product has not previously been offered for sale;

(g)	shall use commercially reasonable efforts to offer Product in at least one of the styles brewed by Big River for sale in bottles within one (1) year of the date that a Restaurant under the Restaurant Marks is opened in any MSA of the United States in which the Product has not previously been offered for sale;

(h)	shall keep confidential and secret and shall not disclose or make available the Confidential and Proprietary Information, directly or indirectly to anyone other than its own employees and sublicensees with respect to the Concession Business. Only the employees and sublicensees of GBC who need to know the details of the Confidential and Proprietary information to enable GBC to perform its obligations hereunder shall receive such details. Each such employee and sublicensee shall have entered into a secrecy agreement with GBC in which he or she agrees to keep the Confidential and Proprietary Information secret;

(i)	shall only use the Recipe for GORDON BIERSCH GARLIC FRIES® fried potatoes to manufacture, market, sell and distribute GORDON BIERSCH GARLIC FRIES® fried potatoes in connection with the Concession Business in the Territory and shall allow Big River to inspect any Concession Business location to ensure the fried potatoes are made in accordance with the Recipes;

(j)	shall conduct the Concession Business solely under the Restaurant Marks and the Brewery Marks in the Territory and use reasonable efforts to ensure that the Concession Business is conducted in accordance with the quality of the Brewery Business and Restaurant Business;

(k)	shall use only the Restaurant Marks and Brewery Marks on Point-of-Sale Materials used in the Concession Business and in other advertising, marketing and promotional materials for the Concession Business and Brewery Business;

(l)	shall operate the Brewery Business in a manner which conforms at least to the greater level of quality exemplified by (1) the past practices of Big River or (2) the then-current use of the Restaurant Marks by Big River in the Restaurant Business, and (3) the past practices of the GBC Brewery Business, and otherwise in a manner consistent with the image, goodwill and reputation symbolized and associated with the Restaurant Marks and Big River;

(m)	GBC shall obtain all applicable permits and licenses in connection with its obligations under this Agreement, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

(n)	shall not object to or file an objection with any Secretary of State in which Big River organizes and names itself GB Brewery Restaurant Holdings, Inc.;

provided that such trade name is used and registered in accordance with the terms and conditions of this Agreement;

(o)	shall not object to Big River’s use of the Restaurant Marks in connection with the Restaurant Business, including the preparation of food and Product brewed in the Restaurants for sale in the Restaurants in accordance with the terms and conditions of this Agreement; and

(p)	shall not distribute food products except in accordance with the following procedure: (i) prior to such distribution GBC shall submit the proposal for distribution and submit or make available a product sample to Big River for its approval (which approval shall not be unreasonably withheld), (ii) Big River shall have 14 calendar days after receipt of such proposal to express reasonable disapproval of the proposal in writing on the basis that Big River objects to the type of food to be distributed or the quality of the food so sampled; provided that failure to express written disapproval within such timeframe or failure to state the reasons for such disapproval with sufficient specificity to permit GBC to attempt to meet such objections shall be deemed to be approval, and (iii) GBC shall permit Big River to participate in such distribution on substantially the same terms as GBC.

3.03 Mutual Covenants. Both GBC and Big River covenant and agree that:

(a)	should the need arise, the Parties shall cooperate to take steps necessary to prevent any likelihood of consumer confusion between GBC and Big River, the Brewery Marks and the Restaurant Marks or the Brewery Business and the Restaurant Business. At that time, each Party will designate a representative authorized to negotiate, develop and implement a plan to prevent any such likelihood of confusion;

(b)	in the event that the amendments and applications contemplated by this Agreement are not permitted by the United States Patent and Trademark Office, the Parties agree to negotiate in good faith a resolution which will allow Big River to use and/or register the Restaurant Marks in connection with the Restaurant Business and allow GBC to use and/or register the Brewery Marks in connection with the Brewery Business;

(c)	each Party shall provide the other Party, promptly upon request, any customer lists, databases containing customer information, customer profiles, customer preferences or click streams, and any information gathered with respect to the Web Site and any other web sites operated by a Party or a third party relating to the Brewery Business or the Restaurant Business;

(d)	on or immediately following the Effective Date of this Agreement, GBC and Big River shall file requests to amend the registrations for the Marks, and/or file the applications necessary to conform to the terms and conditions of this Agreement. Each Party shall have the right to review and comment on any document filed by the other Party with the Patent and Trademark Office or other registry with respect to the Brewery Marks or Restaurant Marks. No amendment or application shall be made which will adversely affect GBC’s right, title and interest in and to the Brewery Marks or Big River’s right, title and interest in and to the Restaurant Marks hereunder. Each Party shall be responsible for payment of its own costs and fees associated with the preparation and filing of the necessary documents with the United States Patent & Trademark Office;

(e)	each Party shall use the Brewery Marks and/or Restaurant Marks in connection with the federal registration symbol, ®, or the “TM” symbol, as applicable and such other symbols, notices and legends as may be required to preserve and maintain the Parties’ rights thereto and the validity and integrity thereof and the goodwill associated therewith and symbolized thereby;

(f)	neither Party shall use the Brewery Marks or the Restaurant Marks in connection with any trademark, trade name, service mark, trade dress, Internet domain name, metatag, or keyword, other than the Brewery Marks or the Restaurant Marks, without the prior written approval of the other Party;

(g)	each Party shall use the Brewery Marks and/or the Restaurant Marks at all times in a form and manner that is consistent with the registered or applied-for form as shown on Exhibits A and C and otherwise in a form and manner that is consistent with the image, reputation and goodwill symbolized by and associated with the Restaurant Marks and the Brewery Marks, the Restaurant Business and the Brewery Business and the Parties. Big River shall only use and register the Trade Dress in connection with the words GORDON BIERSCH BREWERY RESTAURANT and GBC shall only use the Trade Dress in connection with the words GORDON BIERSCH BREWING COMPANY. Neither Party shall use the Trade Dress separate and apart from its trade name. The use of the Trade Dress shall otherwise be subject to the terms and conditions of this Agreement regarding the Brewery Marks and the Restaurant Marks;

(h)	the Product brewed by the Parties shall conform to the Recipes and Brewing Guidelines and Specifications attached hereto as Exhibit E, as such Exhibit may be amended in writing by mutual agreement of the Parties from time to time or supplemented, for so long as this Agreement is in effect. The products made under the GORDON BIERSCH GARLIC FRIES® mark shall conform to the Recipe for that product;

(i)

GBC will use its lab for all of its testing. Big River may use the GBC lab, and if Big River uses the GBC lab for any testing expressly required under the Agreement, Big River will be charged a fee of $25.00 for lab analysis of each sample performed by GBC. Each Party will retain all laboratory reports on file at its respective office. During the first six months following the opening of a new Brewery or Restaurant, each Party will sample every tank of beer within two (2)

days of completion of filtration. After completion of the initial six month testing period for any Brewery or Restaurant, a lab sample of one style of Product from each Brewery and each Restaurant will be submitted once a quarter for analysis. All samples will be sent via express mail for lab analysis. Upon request, lab reports for such samples will be communicated to each Party via e-mail or telecopy within twenty-four (24) hours of completion. Summary tank status reports for each Restaurant or Brewery will be e-mailed or otherwise promptly transmitted to the other Party upon request. Notwithstanding the foregoing, the mandatory testing provisions will terminate 1) two years from the date of this Agreement or 2) six months after the date that the sixth Restaurant is opened, whichever date is later.

(j)	the Parties agree that they will not alter the Recipes without the mutual agreement of both Parties. If the Parties are unable to agree on a modification of an existing style of beer, no changes will be made by either Party;

(k)	if one Party brews Product that fails to meet the standards of Exhibit E at any Brewery or Restaurant, that Party shall notify the other Party in writing and the Parties shall immediately work together in good faith to resolve the problem. The first step shall be a meeting, to be held as soon as possible, between a representative of each Party. Neither Party shall be required to suspend manufacture prior to the meeting. Each Party shall provide the other with full technical and analytical support to assist in the identification of the problem and to determine the correct procedure to resolve the problem, including, if appropriate, blending with other batches of Product. If such efforts do not result in a prompt resolution of the problem, then depending upon the severity of the problem, either Party may request the other Party to destroy Product batches determined to be unfit for sale. The decision to blend or dump the product will be made by the Party that brewed the Product. The Parties acknowledge that any blended Product must conform in all respects to the standards contained in Exhibit E, and any non-conforming blended Product may not be used for public consumption. The cost of Product which is destroyed and the cost of its disposal shall be borne by the manufacturing Party. Until such time as the problem is resolved, the manufacturing Party shall submit to complete sampling and only those batches of Product which meet the standards of Exhibit E shall be sold. In the event that it becomes necessary, Big River and GBC shall obtain a mutually acceptable and independent laboratory to analyze and verify any deviation from the Recipes and Product specifications attached hereto as Exhibit E;

(1)	the Parties’ use of the Marks shall not devalue, injure, demean, tarnish or dilute the Restaurant Marks or the Brewery Marks, GBC, Big River, the Restaurant Business, the Brewery Business or the image, reputation or goodwill associated with any of the foregoing;

(m)	the Parties shall have the ability to brew new beers so long as any new style meets the standards of the German Purity Law and the recipe for such new beer is made available to the other Party; and

(n)	each Party shall submit to the other Party, for the other Party’s prior written approval, three samples or descriptions of any proposed advertising utilizing radio, television, Internet or large scale print media, for the Restaurant Business or the Brewery Business that has not been previously approved as to form and medium (the “Advertising”). Each Party shall provide its prompt written approval or disapproval of any proposed Advertising of the Marks within 5 days of such date of mailing in accordance with Article 9. If a Party does not provide its written rejection within 5 days following such date of mailing in accordance with Article 9, approval shall be deemed granted. If a Party rejects any such use, the rejecting Party shall provide a written detailed explanation of its reasons for withholding approval, and the other Party shall attempt to cure the reason for the rejection. Each Party shall ensure that representative samples of its Advertising of the Brewery Marks and Restaurant Marks are retained in order to further enable each Party to exercise control over the nature and quality of the goods and services provided by each Party.

3.04 Assignment. GBC hereby assigns to Big River all of its right, title and interest in and to (i) the Restaurant Marks and the goodwill associated therewith for use solely in connection with the Restaurant Business; (ii) the Gordon Biersch Website Content associated with the Restaurant Business; and (iii) the Recipe for GORDON BIERSCH GARLIC FRIES® fried potatoes for use solely in connection with the Restaurant Business. All of the foregoing assignments are subject to the terms and conditions of this Agreement.

3.05 Ownership. All right, title and interest in and to the Brewery Marks for the Brewery Business and the Concession Business and the associated goodwill and the Gordon Biersch Website Content associated with the Brewery Business shall remain vested in GBC. All right, title and interest in and to the Restaurant Marks solely for use in connection with the Restaurant Business and the associated goodwill, the Gordon Biersch Website Content associated with the Restaurant Business and the Recipe for GORDON BIERSCH GARLIC FRIES® shall remain vested in Big River. All right, title and interest in and to the design patent and trade dress rights associated with the stands, kiosks, booths, bars or other facilities used in connection with the Concession Business shall remain vested in GBC.

3.06 Web Site. The Parties shall choose a mutually acceptable third party to administer the Web Site, and the Web Site shall be co-owned by the Parties. The Parties shall cooperate to design a home page, or “splash page” with hyperlinks to any web site(s) associated with the Restaurant Business and any web site(s) associated with the Brewery Business. The Web Site content, and the use of the Restaurant Marks and the Brewery Marks in connection with the Web Site shall conform at least to the greater level of quality exemplified by (1) the past practices of GBC or (2) the industry leader standard in (i) the brewpub industry or (ii) microbrew industry, as applicable. Neither Party shall use the Web Site in any manner tending to devalue, injure, demean, tarnish or dilute the Restaurant Marks or the Brewery Marks, GBC, Big River, the Restaurant Business, the Brewery Business or the image, reputation or goodwill associated with any of the foregoing.

ARTICLE 4 BRAND MANAGEMENT COUNCIL.

Each Party shall appoint three representatives to actively participate in a Brand Management Council which will meet at least once annually to (1) address any issues with respect to the terms and conditions of this Agreement; (2) any proposed alterations or modifications of the Brewery Marks or Restaurant Marks; (3) any proposal for a new mark or Internet domain name consisting or comprised of any of the Brewery Marks or Restaurant Marks; (4) the value, reputation and goodwill of the Brewery Marks or Restaurant Marks; and (5) any imbalances or discrepancies between the value, reputation and goodwill of the Restaurant Marks and the Restaurant Business on the one hand and the Brewery Marks and the Brewery Business on the other. The Parties agree to cooperate to take any measures required to take advantage of any reasonable business opportunities with respect to the value or prestige of the Brewery Marks or Restaurant Marks, and to rectify the degradation or decline in value or prestige of any of the Brewery Marks or Restaurant Marks, including conducting brand and marketing studies in furtherance of the foregoing. In the event that a Party wishes to alter or modify the Brewery Marks or Restaurant Marks, or the Web Site associated with the Restaurant Business or Brewery Business, or the nature and scope of the products or services included in the Restaurant Business or the Brewery Business, that Party agrees to seek the prior written approval of the other Party to such alteration or modification, which shall not be unreasonably withheld or denied. Each Party shall have the right to object to any such proposed alterations or modifications that are inconsistent with the image, reputation or goodwill associated with the Restaurant Business, the Brewery Business, the Brewery Marks, the Restaurant Marks or the Parties.

ARTICLE 5 INFRINGEMENT PROCEEDINGS.

Each party shall promptly notify the other party in writing of any actual or suspected unauthorized third party use of the Brewery Marks or Restaurant Marks or Confidential and Proprietary Information, as such use comes to a Party’s attention. If the Party elects to defend or enforce its rights relating to such alleged infringement, upon written notice to the other Party it shall have the sole and absolute right and discretion to (1) communicate in writing or orally with the alleged infringer; and (2) enforce or defend its rights in, to and under the Brewery Marks or Restaurant Marks, as applicable; and (3) commence infringement, unfair competition or other proceedings involving the Brewery Marks or Restaurant Marks, as applicable; and (4) retain counsel for any of the foregoing purposes. If the infringement involves both the Restaurant Marks and the Brewery Marks each Party shall have the opportunity to participate in (1) the communication in writing or orally with the alleged infringer; and (2) the enforcement or defense of its rights; and (3) the undertaking of infringement, unfair competition or other proceedings involving the Brewery Marks and Restaurant Marks, and Confidential and Proprietary Information; provided, however, that if a Party elects not to defend or enforce its rights against such alleged infringer, the non-enforcing Party shall be entitled to exercise any of the foregoing rights alone (including retention of counsel of its choice) and the Party agrees to cooperate with the enforcing Party in the exercise of such rights. Damages recovered as a result of such infringement, net of the fees and costs of enforcement, shall be equitably apportioned between the Parties in accordance with their percentage contribution to the fees and costs of enforcement, and otherwise equitably apportioned in accordance with the relative damages suffered by each Party as a result of such infringement.

5.01 Transferability. Except as expressly provided for herein, each Party shall have the right to transfer, assign or sublicense its rights in and to the Brewery Marks or Restaurant Marks, as applicable, under this Agreement, including the right to securitize such rights, as long as such transferee, assignee or sublicensee shall assume in writing the obligations of the transferring, assigning or sublicensing Party under this Agreement and agree to be bound hereunder. Transfers, assignments or sublicenses which do not comply with the foregoing shall be void ab initio.

ARTICLE 6 ARBITRATION.

Any dispute between the Parties with respect to this Agreement shall be finally and conclusively resolved by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the “Board of Arbitration”) selected as hereinafter provided. Each Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Parties. The Board of Arbitration shall meet in Denver, Colorado or Chicago, Illinois or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Party against whom a claim has been made must pay to the other Party, or the actions that must be taken by the Parties. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Parties. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Parties and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each Party to any arbitration shall bear its own expense in relation thereto, including but not limited to such Party’s attorneys’ fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Parties in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Party that made the claim bears to the portion of such claim determined not to be so payable.

ARTICLE 7 TERM.

7.01 Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in full force and effect in perpetuity unless and until modified or terminated by mutual agreement of the Parties evidenced in writing.

7.02 Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which either Party may be entitled by law or equity.

ARTICLE 8 CONFIDENTIAL AND PROPRIETARY INFORMATION.

All Confidential and Proprietary Information relating to a Party shall be held in confidence by the other Party. Neither Party shall disclose, publish, release, transfer, or otherwise make available Confidential and Proprietary Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s approval. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential and Proprietary Information to its officers, employees and professional advisors, to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided that such Party shall take all reasonable measures to ensure that the Confidential and Proprietary Information of the other Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, employees or professional advisors. The obligations in this Article shall not restrict any disclosure by either Party pursuant to any applicable law or by order of any court or government agency and shall not apply with respect to information that is independently developed by the other Party, becomes part of the public domain (other than through unauthorized disclosure) or of which either Party gained knowledge or possession free of any obligation of confidentiality. The contents of this Agreement shall be deemed Confidential and Proprietary Information.

ARTICLE 9 MISCELLANEOUS PROVISIONS.

9.01 Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by express air mail on the date such notice is transmitted by telecopy to the address specified below:

In the case of GBC:

Gordon Biersch Brewing Company

2960 West Sahara Avenue, Suite 200

Las Vegas, Nevada 89102

Attention:  Bill Bullard

Telecopy No.: (702) 367-9675

with a copy to: Lorenzo Fertitta

                            Dan Gordon

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 31st Floor

Los Angeles, California 90017

Attention:  Kenneth J. Baronsky

Telecopy No.: (213) 629-5063

In the case of Big River:

Big River Breweries, Inc.

100 East 10th Street, Suite 600

Chattanooga, Tennessee 37402

Attention: H. Allen Corey

Telecopy No.: (423) 752-1973

with a copy to:

Baker, Donelson, Bearmen & Caldwell

633 Chestnut Street

1800 Republic Centre

Chattanooga, Tennessee 37450

Attention: J. Porter Durham, Jr.

Telecopy No.: (423) 209-4255

A party may change its address or telecopy number for notification purposes by giving the other party notice of the new address or telecopy number and the date upon which it shall become effective.

9.02 Successors-in-Interest. This Agreement shall bind and inure to the benefit of the parties named herein and their respective Affiliates, successors-in-interest, licensees and assigns.

9.03 No Partnership or Joint Venture. Nothing contained herein shall be construed as to constitute a partnership or joint venture between the Parties or to authorize either Party to represent the other or to contract any liability whatsoever on behalf of the other Party. Neither Party has, nor shall this Agreement be construed to create, any economic interest in the other Party.

9.04 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

9.05 Captions. The headings, titles and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

9.06 Severability. If any provision of this Agreement is held by a court or federal agency or administrative tribunal of competent jurisdiction to be contrary to federal or state law or regulations, or, in the event that the amendments to the registrations for the Marks or the applications for the Marks contemplated by this Agreement are refused by the United States Patent and Trademark Office, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

9.07 Waivers. No delay or omission by either party in the exercise of any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

9.08 Entire Agreement. This Agreement, the Exhibits hereto, and the Asset Purchase Agreement represent the entire agreement between the parties with respect to their subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter. In the event that there is a conflict between the Asset Purchase Agreement and this Agreement in any way relating to the subject matter hereof, this Agreement shall govern.

9.09 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the parties.

9.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with United States trademark laws and the laws of the State of Nevada or the State of Tennessee without giving effect to the principles thereof relating to the conflicts of laws.

9.11 Covenant of Further Assurances. GBC and Big River covenant and agree that, subsequent to the execution and delivery of this Agreement and without additional consideration, each of GBC and Big River shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement to perfect or otherwise preserve and maintain their respective rights in and to the Brewery Marks and Restaurant Marks, including any documents required to obtain registration of the respective Brewery Marks and Restaurant Marks of the Parties.

9.12 Survival. The terms of Articles 2,3,8 and 9 shall survive the termination of this Agreement for any reason.

9.13 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

9.14 Publicity. Each Party shall (1) submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other Party’s name or the Brewery Marks or Restaurant Marks are mentioned, or which contains language from which the connection of said name or the Brewery Marks or Restaurant Marks may be inferred or implied and (2) not publish or use such advertising, sales promotion, press release or publicity matters without the other Party’s consent.

9.15 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

IN WITNESS WHEREOF, each of GBC and Big River has caused this Agreement to be signed and delivered by its duly authorized representative.

GORDON BIERSCH BREWING COMPANY, INC.

By:	/s/ LORENZO V. FERTITTA
Name:
Title:
Date:

STATE OF	California	)
		)	SS.
COUNTY OF	San Francisco	)

On this 10th day of December, 1999, there appeared before me Lorenzo V. Fertitta, personally known to me, who acknowledged that he/-signed the foregoing Agreement as his/hsr-voluntary act and deed with full authority to do so.

[SEAL]	/s/ MERLE B. WARD
Notary Public

GB ACQUISITION, INC.

By:	/s/ H. ALLEN COREY
Name:
Title:
Date:

STATE OF	California	)
		)	SS.
COUNTY OF	San Francisco	)

On this 10th day of December, 1999, there appeared before me H. Allen Corey, personally known to me, who acknowledged that he/ signed the foregoing Agreement as his/her voluntary act and deed with full authority to do so.

[SEAL]	/s/ MERLE B. WARD
Notary Public